SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[   ]   Soliciting Material Under Rule 14a-12

OMNOVA SOLUTIONS INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC, BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP., JAMES A. MITAROTONDA, HILCO, INC. AND JOSEPH R. GROMEK

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2015 ANNUAL MEETING OF SHAREHOLDERS

OF

OMNOVA SOLUTIONS INC.

PRELIMINARY PROXY STATEMENT

OF

THE BARINGTON GROUP

This proxy statement and the enclosed WHITE proxy card are being sent to you as one of the holders of common stock, $0.10 par value per share, of OMNOVA Solutions Inc., an Ohio corporation (“OMNOVA” or the “Company”), in connection with our solicitation of your proxy for use at the 2015 Annual Meeting of the Shareholders of the Company scheduled to be held at __________, local time, on ______, ______ ___, 2015, at __________, __________, __________, __________, and at any adjournments or postponements thereof (the “2015 Annual Meeting”).

We are the Barington Group and we believe that the Company’s value potential is not being realized under its current Board of Directors.  As fellow shareholders of the Company, we are committed to seeking to maximize the long-term value of the Company’s common stock and ensuring that shareholder interests are represented in the boardroom.  We are therefore soliciting your proxy to vote at the 2015 Annual Meeting for, among other things, the election of our three highly qualified director nominees – Joseph M. Gingo, Javier Perez and James A. Mitarotonda – to enhance the long-term value of our and your investment in the Company.

This proxy statement and the enclosed WHITE proxy card are first being furnished to shareholders on or about ______ ___, 2015.

We urge you to promptly sign, date and return the enclosed WHITE proxy card in favor of the election of our nominees.

THE PROPOSALS

Proposal No. 1 -- Election of the Barington Group Nominees as Directors

We are soliciting proxies from the holders of shares of the Company’s common stock to elect three highly qualified directors to the Board of Directors of OMNOVA (the “Board”) to serve for a three-year term that expires at the 2018 Annual Meeting.  Proposal No. 1 provides for the election of Joseph M. Gingo, Javier Perez and James A. Mitarotonda to serve as directors.  See “Information Regarding the Barington Group Nominees” beginning on page [10] of this proxy statement for information concerning the background and experience of our director nominees.

The Board of Directors of the Company is presently comprised of eight directors.  The directors of the Company are divided into three classes, with three-year terms of office ending in successive years.  If elected, our nominees would constitute three out of the eight directors on the Company’s Board.  Pursuant to the Company’s Bylaws, the director candidates who receive the most votes will be elected to fill the available seats on the Board of Directors.  That means the three nominees for director receiving the greatest number of votes cast at the 2015 Annual Meeting will be elected.  If all of our nominees are elected at the 2015 Annual Meeting, our nominees would support expanding the Board by one directorship in order to add back to the Board the Company’s Chairman and Chief Executive Officer who is seeking reelection as a director at the 2015 Annual Meeting.

We recommend that you vote FOR the election of the Barington Group nominees by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.

Each of the Barington Group nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director and to serve as a director, if elected.

We have no reason to believe that any of our nominees will be unable to serve if elected.  However, if any of our nominees are unable to serve, we expect that the members of the Company’s Board of Directors will fill the vacancy.  Our nominees would recommend that the Company’s Board of Directors fill any such vacancy with an individual willing to consider and implement our proposals to seek to maximize long-term shareholder value and improve the Company’s corporate governance and executive compensation practices.  However, there can be no assurance that the Company’s Board of Directors would follow our recommendation in filling any such vacancy.

Proposal No. 2 -- Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm (Company Proposal)

As Proposal No. 2 for the 2015 Annual Meeting, we anticipate that the Company will ask shareholders to consider and vote upon the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015.  See “Auditors” for further information regarding Ernst & Young LLP.

We recommend that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.

Proposal No. 3 – Advisory Vote on Executive Compensation (Company Proposal)

As Proposal No. 3 for the 2015 Annual Meeting, we anticipate that the Company will ask shareholders to consider and vote upon a non-binding resolution concerning the compensation of the Company’s named executive officers, as will be described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, in each case to be set forth in the Company’s 2015 Proxy Statement.  This advisory vote on executive compensation is not binding on the Company’s Board of Directors; however, we understand that if there are a significant number of negative votes, the Company’s Compensation and Corporate Governance Committee will seek to understand and consider the concerns that influenced such votes in making future decisions concerning the Company’s executive compensation programs.

We are asking shareholders to vote AGAINST the following resolution anticipated to be proposed by the Company:

“RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure set forth under the caption Executive Compensation of this proxy statement.”

We recommend that you vote AGAINST the adoption of the non-binding resolution concerning the compensation of the Company’s named executive officers by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.  See “We Believe That The Board Has Failed To Effectively Align Executive Compensation With Company Performance and Granted Mr. McMullen Outsized Pay and Golden Parachute Arrangements” beginning on page [6] of this proxy statement for a discussion of our recommendation that you vote AGAINST such resolution.

THIS SOLICITATION IS BEING MADE BY THE BARINGTON GROUP AND IS NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  THE BARINGTON GROUP IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2015 ANNUAL MEETING.  SHOULD OTHER MATTERS BE BROUGHT BEFORE THE 2015 ANNUAL MEETING WHICH THE BARINGTON GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

Important Notice Regarding the Availability of Proxy Materials

The attached proxy statement and WHITE proxy card are available at

[www.Barington.com/Omnova.html]

IMPORTANT

Please review this document and the enclosed materials carefully.  YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

Our nominees are committed to seeking to maximize long-term shareholder value and represent shareholder interests on the Board of Directors of OMNOVA.  We urge you to sign, date and return the enclosed WHITE proxy card today to vote FOR the election of our nominees.  We also urge you to vote FOR the ratification of the Company’s independent registered public accounting firm and AGAINST the advisory vote on executive compensation.

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If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card today to MacKenzie Partners, Inc., our proxy solicitor, in the postage-paid envelope provided.

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If you have previously signed and returned a [COLOR] proxy card to the Company, you have every right to change your vote.  Only your latest dated proxy card will count at the 2015 Annual Meeting.  You may revoke any [COLOR] proxy card already sent to the Company by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided.  Any proxy may be revoked at any time prior to the 2015 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2015 Annual Meeting to MacKenzie Partners, Inc. or the Company’s Corporate Secretary, or by voting in person at the 2015 Annual Meeting.

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If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions.  Accordingly, please sign, date and mail the enclosed WHITE proxy instruction form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

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After signing the enclosed WHITE proxy card, do not sign or return the [COLOR] proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call:

105 Madison Avenue New York, New York 10016 Call Toll-Free: (800) 322-2885 Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

REASONS FOR OUR SOLICITATION

We are the Barington Group.  Collectively, we beneficially own over 2.2% of the outstanding shares of common stock of the Company.  As a significant shareholder of OMNOVA, we have been extremely dissatisfied with the performance of the Company under its current Board of Directors.  We are therefore soliciting your proxy to vote at the 2015 Annual Meeting for the election of our highly qualified director nominees who are committed to seeking to improve long-term shareholder value and improve OMNOVA’s executive compensation practices and corporate governance for the benefit of all shareholders of the Company.

THE COMPANY’S SHARE PRICE PERFORMANCE HAS, IN OUR OPINION, BEEN

 DISASTROUS FOR SHAREHOLDERS

The Company’s share price performance has, in our opinion, been disastrous for shareholders.  As illustrated in the table below, OMNOVA’s common stock has significantly underperformed the market as a whole over the past one, three, five and ten-year periods, as well as during the more than 14-year tenure of Kevin McMullen as the Company’s Chief Executive Officer:

	1 Year (1/27/14-1/23/15)	3 Years (1/26/12-1/23/15)	5 Years (1/26/10-1/23/15)	10 Years (1/26/05-1/23/15)	Tenure of Mr. McMullen as CEO[1] (12/1/00-1/23/15)
OMNOVA	-22.1%	27.2%	13.4%	34.9%	39.6%
S&P 500 Chemicals Index[2]	14.0%	54.1%	98.0%	126.0%	229.3%
S&P 500 Index[3]	17.5%	65.9%	108.7%	115.5%	105.6%
Russell 2000 Index[3]	6.8%	56.2%	107.6%	120.3%	213.9%

The Company’s independent directors have, on average, served on the Board for over nine years and Mr. McMullen has served as Chairman of the Board for almost 14 years.  In our opinion, the incumbent directors have been given more than an adequate amount of time to create value for shareholders and must take responsibility for the Company’s disappointing share price performance on their watch.

WE BELIEVE THAT THE COMPANY LACKS STRATEGIC FOCUS

We believe that OMNOVA operates in too many end markets and suffers from a lack of strategic focus that has hindered the Company’s ability to achieve meaninful economies of scale in its business segments and generate sustainable growth and attractive margins for the Company as a whole.  We also fail to see any material operating synergies between the Company’s Performance Chemicals and Engineered Surfaces segments.  Among other things, there is no material overlap in their manufacturing facilities, and we see little opportunity for cross-selling to customers of these two business segments.  Furthermore, the Engineered Surfaces segment has historically generated low margins, with several years of losses and an operating margin of only 6% in 2013, frequently creating, in our opinion, a drag on the overall margins of the Company.

WE BELIEVE THAT THE COMPANY HAS FAILED TO

GENERATE SUFFICIENT RETURNS ON ITS INVESTED CAPITAL

We believe that the Company has failed to generate sufficient returns on its invested capital.  During Mr. McMullen’s tenure as Chairman and Chief Executive Officer, OMNOVA has invested over $245 million in capital expenditures and over $300 million in acquisitions.  As these investments together represent more than 85% of the Company’s current enterprise value of approximately $640 million as of January 23, 2015, we do not believe that they have created meaningful long-term value for shareholders.  Indeed, OMNOVA’s return on its invested capital has declined every year for the last five years, falling from 11.9% in fiscal 2009 to 4.7% in fiscal 2014.4

We also do not believe that it was a wise capital allocation decision for the Company to spend $17 million to build a new corporate headquarters, which was completed in 2014.  Given OMNOVA’s weak returns to shareholders, we believe that such resources would have been better invested in measures that would have a higher likelihood of improving long-term shareholder value.

WE BELIEVE THAT OMNOVA’S ORGANIC GROWTH HAS BEEN DISAPPOINTING AND THAT THE COMPANY HAS FAILED TO PROPERLY MANAGE ITS SG&A EXPENSES

OMNOVA has demonstrated minimal organic growth in recent years. It has been widely disclosed that the Company’s Performance Materials business has been negatively impacted by pricing competition and decreased magazine circulation, which has caused its revenues to fall by over 20% between fiscal 2011 and fiscal 2014.  However, as indicated in the table below, the Company’s Specialty Chemicals and Coated Fabrics have also been suffering from declining revenues since fiscal 2011, which is the first year that includes the full impact of the Company’s acquisition of Eliokem International in December 2010.  During the same period, revenues from the Company’s Laminates and Performance Films business have grown only slightly.

1   Mr. McMullen has been a director of the Company since March 2000.  He was appointed President and CEO on December 1, 2000 and became Chairman of the Board in February 2001.

2   Source: S&P Capital IQ.  The Company does not identify the peers it uses for executive compensation and does not utilize any peers for performance comparison purposes.

3   Source: S&P Capital IQ.  Returns are calculated assuming reinvestment of dividends.

4   Source: S&P Capital IQ.  Return on invested capital is calculated as EBIT less taxes (at a constant rate of 37.5%) divided by average capital (defined as book value of equity plus debt).

	FY 2011	FY 2012	FY 2013	FY 2014
Performance Materials Revenue	$399	$343	$339	$317
% growth		-14.0%	-1.3%	-6.5%

Specialty Chemicals Revenue	$553	$521	$434	$430
% growth		-5.7%	-16.7%	-1.0%

Coated Fabrics Revenue	$114	$117	$109	$98
% growth		2.4%	-6.9%	-9.6%

Laminates and Performance Films Revenue	$135	$144	$136	$142
% growth		6.7%	-5.4%	4.8%

We also believe that OMNOVA has failed to properly manage its selling, general and administrative (SG&A) expenses in the face of declining revenues.  The Company’s SG&A has increased from $108.6 million in fiscal 2011 to approximately $120.2 million in fiscal 2014.  This increase occurred despite a decline in sales of more than $210 million during the same period.

WE BELIEVE THAT THE BOARD HAS FAILED TO EFFECTIVELY ALIGN EXECUTIVE COMPENSATION WITH COMPANY PERFORMANCE AND GRANTED MR. MCMULLEN OUTSIZED PAY AND GOLDEN PARACHUTE ARRANGEMENTS

In our opinion, the OMNOVA Board has failed to effectively align executive compensation with the Company’s share price performance.  Mr. McMullen has received over $28 million in total compensation during his first thirteen years in office, notwithstanding the fact that shareholders have earned a paltry total annualized return of only 2.3% since his appointment as President and CEO in December 2000.5

According to Glass Lewis, a leading proxy advisory firm, OMNOVA has been deficient in linking executive pay to corporate performance.  Glass Lewis has given the Company an “F” grade in the area of pay-for-performance in its 2014 proxy report, noting that OMNOVA has paid its named executive officers more than its peers despite the fact that the Company has performed worse than its peers.  Glass Lewis also stated that “[i]n our view, shareholders should be deeply concerned with the compensation committee’s sustained failure in this area.”

Glass Lewis has also been critical of Mr. McMullen’s outsized pay relative to other OMNOVA executives, which it calculates was more than four times the average compensation received by the Company’s other Named Executive Officers in fiscal 2013.  According the Glass Lewis:

“In Glass Lewis' view, maintaining an equitable distribution of pay among executives supports succession plans by preventing demoralization of the larger executive team and promoting retention among potential CEO replacements.  Furthermore, since oversized CEO pay is usually the sign of an all-powerful CEO, internal pay equity can also serve as a check on a CEO's authority, increasing the involvement of other executives in the management of the company and preparing them for future transition into the role of the CEO. Accordingly, a high level of executive pay inequity, as in this case, can indicate serious long-term problems with a company's compensation practices and more broadly, its board-level management and oversight.”

It is also disconcerting to us that the Board has authorized the Company to pay Mr. McMullen almost $10 million in “golden parachute payments” in the event of his involuntary termination, and that his equity awards have a “single trigger” and therefore vest upon a change of control of the Company, regardless of whether or not his employment is terminated.

WE BELIEVE THAT THE COMPANY’S CORPORATE GOVERNANCE

DEMONSTRATES A DISREGARD FOR SHAREHOLDER INTERESTS

The Company has erected over time a fortress of anti-takeover defenses that facilitate the entrenchment of the Board of Directors and, in our opinion, demonstrate a disregard for the interests of shareholders.  These defenses include a staggered board of directors, the absence of a majority voting standard for uncontested director elections, the ability of the Board to amend the Company’s Code of Regulations or increase the size of the Board without shareholder approval, and an 80% supermajority voting requirement for shareholders to change the number of directors on the Board or amend the Company’s Articles of Incorporation and Code of Regulations.

5   Source: S&P Capital IQ.  Annualized return to shareholders is calculated from December 1, 2000 (the date Mr. McMullen became President and CEO) through January 23, 2015.

In addition, the OMNOVA Board lacks an independent Chairman.  As a result, the Board of Directors – which, among other things, is responsible for selecting and replacing the CEO, setting executive pay, monitoring and evaluating the CEO’s performance and representing shareholder interests – is being led by the same person that the Board is responsible for overseeing.  The Board has not only failed to separate the Chairman and CEO roles, it has also included a provision in Mr. McMullen’s employment agreement that would permit him to retire and receive generous separation payments if the Board later decided to appoint an independent Chairman.  We believe the lack of an independent Chairman has reduced the ability of the Board to effectively align management and shareholder interests.

PROPOSED PLAN FOR OMNOVA

ELECT SHAREHOLDER-FOCUSED DIRECTORS WITH SUBSTANTIAL EXPERIENCE

AND A RECORD OF IMPROVING LONG-TERM SHAREHOLDER VALUE

We are soliciting proxies for the election of Joseph M. Gingo, Javier Perez and James A. Mitarotonda as directors of the Company.

Joseph M. Gingo – Mr. Gingo, 69, has served as Chairman of the Board of A. Schulman, Inc., an international supplier of plastic compounds and resins, since 2008.  He also served as President and Chief Executive Officer of A. Schulman, Inc. from 2008 until his retirement as an executive officer on December 31, 2014.  Under Mr. Gingo’s leadership, A. Schulman’s earnings per share (EPS) grew by a 15.3% compound annual growth rate from $0.87 per share in Fiscal 2007 to $2.36 per share in Fiscal 2014, and the company completed ten acquisitions and two joint ventures that have enabled it to focus on higher margin products and establish itself as a leading international supplier of high-performance plastic compounds and resins.

Prior to working at A. Schulman, Mr. Gingo was employed at the Goodyear Tire & Rubber Company for more than 40 years, where he last served as Executive Vice President, Quality Systems and Chief Technical Officer.  In this role, he was responsible for Goodyear’s Research, Tire Technology and Engineering and Quality organizations.  He was also responsible for new product introductions and continuous improvement activities globally.  Mr. Gingo has a B.S. in Chemical Engineering from Case Institute of Technology (now Case Western Reserve University), a J.D. from the University of Akron and an M.B.A from the Massachusetts Institute of Technology.

Javier Perez – Mr. Perez, 58, is a former partner at McKinsey & Company (“McKinsey”), a management consulting firm, where he worked for over 14 years.  His consulting experience with McKinsey included developing business strategies for chemical companies such as Hoechst Celanese, Norton Chemical Process Products, Hanwha Chemical and Pequiven.  He has also held senior strategy positions at The Estée Lauder Companies and The McGraw-Hill Companies, and began his career as a project manager at Chevron Corporation, a diversified energy company.  Mr. Perez, who is an advisor to Barington, is a former director of Gerber Scientific, Inc., a diversified manufacturing company, where he was instrumental in establishing Gerber’s portfolio restructuring strategy.  Mr. Perez has a B.S. with honors in Chemical Engineering from Northwestern University, a M.S. in Chemical Engineering from University of California, Berkeley, and an M.B.A. with honors in International Business from Columbia University.

James A. Mitarotonda – Mr. Mitarotonda, 60, is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm.  Mr. Mitarotonda has extensive experience assisting public companies improve their financial and share price performance, corporate governance and executive compensation practices.  He is currently a director of The Pep Boys – Manny, Moe & Jack, A. Schulman, Inc. and Ebix, Inc.  He has also served as a director of numerous other publicly traded companies including The Jones Group, Ameron International, Griffon Corporation, Gerber Scientific, Inc., Register.com, Inc. and Sielox, Inc.  Mr. Mitarotonda has a B.A. in Economics from Queens College, where he is a member of the Board of Trustees, and an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business).

Please see “Information Regarding the Barington Group Nominees” for further information concerning the background and experience of our director nominees.

We believe that our nominees have the boardroom experience, business and leadership skills and shareholder perspective that are needed to help the Company realize its value potential and ensure that shareholder interests are represented in the boardroom.  It is the intention of our nominees to work constructively with the other members of the Company’s Board to help maximize long-term shareholder value for the benefit of all shareholders of Company.

WE BELIEVE THAT THE OMNOVA BOARD SHOULD TAKE PROMPT ACTION TO IMPROVE THE STRATEGIC FOCUS, PROFITABILITY, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF THE COMPANY

We believe that the OMNOVA Board should be taking prompt action in a number of areas to improve the Company’s strategic focus, profitability, executive compensation and corporate governance.  If elected, our nominees are committed, subject to their fiduciary duties, to work constructively with the other members of the Board to:

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Rationalize the Company’s Portfolio of Businesses.  As previously noted, we believe that OMNOVA operates in too many end markets and suffers from a lack of strategic focus that has hindered the Company’s ability to achieve sufficient economies of scale in its business segments and generate sustainable growth and attractive margins for the Company as a whole.  We therefore believe that OMNOVA should explore rationalizing its portfolio of businesses.

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Engage a Financial Advisor to Conduct a Strategic Review of the Company.  If elected, our nominees would recommend that the Company retain a financial advisor to undertake a broad strategic review of OMNOVA’s portfolio of businesses.  We believe that such strategic review should include, among other things, a consideration of the divestiture of the Company’s Engineered Surfaces business as well as an assessment of potential accretive bolt-on acquisitions that would enhance the Company’s Performance Chemicals segment.

It is our belief that there would be strategic buyers for the Engineered Surfaces segment who can extract synergies and therefore are likely to value this business at a significant premium to its current valuation.  As a result, we believe that the Company should consider the sale of this business.  The Company has approximately $115 million in federal net operating loss carryforwards (NOLs) that could be used to offset the taxable gains related to the sale of U.S. based assets.  Furthermore, the sale of this business segment would provide additional cash for acquisitions in other areas.

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Invest in the Company’s Sales Force to Help Drive Organic Growth.  We are concerned that OMNOVA may lack a sufficient sales force to maximize the sales of its products, as reflected in the Company’s poor organic growth.  If elected, our nominees would request that management conduct a detailed assessment of the sufficiency of the Company’s sales force and would support additional investment in the Company sales resources if needed to ensure that OMNOVA’s existing customer base is well served and to help to develop new customer relationships in growing markets.  It is our belief that an increased focus on these growing markets will ultimately help improve the Company’s organic growth.

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More Effectively Manage Expenses.  We believe that the Company should be more effectively managing SG&A expenses.  If elected, our nominees would not only advocate that the Company’s operating units do more to contain costs, they would also seek to cause management to employ strict return on capital guidelines on future expenditures to help ensure effective expense and capital controls.

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Increase the Size of the Company’s Share Repurchase Program.  We believe that the Company should increase the size of its share repurchase program.  Share repurchases at current prices would be highly accretive to earnings and could be funded by the Company’s cash on hand, which we believe is currently generating a minimal yield.  Furthermore, such share repurchases should not prevent the Company from making acquisitions or other investments, which we believe can be financed by the Company’s cash flow from operations as well as its credit facility.

The Company has reported that, as of November 30, it had cash on hand of $99.5 million, or approximately $2 per share.  In addition, as of November 30 the Company had $71.7 million of availability under its revolving credit facility that matures in December 2017 as well as $18.6 million of availability under foreign working capital credit lines and letters of credit facilities.  The combined liquidity of the Company of $189.8 million is over 50% of the Company’s current market capitalization.  Despite its substantial liquidity, OMNOVA did not repurchase shares of its common stock from the second quarter of 2000 until the fourth quarter of 2014, when it repurchased only $1.4 million of shares.  The Company has also not paid a dividend since the second quarter of 2001.  While the Company has recently announced a $20 million share buyback program, we believe that the size of this program is insufficient.

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Improve the Board’s Executive Compensation Practices.  If elected, our nominees would seek to better align executive pay with corporate performance, revisit the “golden parachute” payments that are required to be made under Mr. McMullen’s employment arrangements, which we believe are excessive and poorly structured, and implement a formal clawback policy regarding executive incentive pay which would permit the Board to recoup any improperly granted bonus awards.  Our nominees would also support a more equitable distribution of pay among members of the Company’s management team.

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Improve Corporate Governance and Appoint an Independent Chairman.  Finally, we believe that the Company has an extremely poor corporate governance profile, which facilitates the entrenchment of the Board and demonstrates a disregard for shareholder interests.  If elected, our nominees would aggressively work to improve the corporate governance of the Company to make OMNOVA more responsive to shareholder wishes by, among other things, seeking to remove the Company’s staggered board of directors, implement a majority-voting Bylaw for the election of directors, and remove the 80% supermajority voting requirements for shareholders to amend the Bylaws or approve certain types of business combinations.  Finally, our nominees would strongly support the appointment of an independent Chairman of the Board.

If elected, our nominees will not constitute a majority of the Board. As a result, our nominees will not be in a position by themselves to cause the Company’s Board to take the foregoing actions.  However, we believe that the election of our nominees will send a clear message to the remaining incumbent directors that these actions are important and in the best interest of the shareholders of the Company.

WE ARE COMMITTED TO MAXIMIZING

LONG-TERM VALUE FOR ALL OMNOVA SHAREHOLDERS

The Barington Group is a significant shareholder of the Company – we beneficially own approximately 1,042,664 shares of OMNOVA common stock, representing over 2.2% of the outstanding shares of common stock of the Company.  Our interests are clearly aligned with yours.  We want to maximize long-term value for all OMNOVA shareholders.

One of our nominees, James A. Mitarotonda, is the Chairman and CEO of Barington Capital Group, L.P., an investment firm which has a fifteen-year track record of helping to improve shareholder value at underperforming companies.  As long-term investors, Barington has been taking an active role in assisting undervalued publicly-traded companies such as A. Schulman, Inc., Lancaster Colony Corporation, Stewart & Stevenson Services, Inc., Gerber Scientific, Inc., The Warnaco Group, Inc. and Dillard’s, Inc. improve their operations, strategic focus, profitability and corporate governance since January 2000.6  It is our strong belief that we can help do the same at OMNOVA.

We are therefore soliciting your proxy to elect Mr. Mitarotonda along with our two other highly qualified nominees, each of whom are committed to helping to improve long-term shareholder value and protect shareholder interests at Company.

We believe that it is important for shareholders to finally have a choice with respect to who represents their interests in the OMNOVA boardroom.  Please sign, date and return the enclosed WHITE proxy card to vote FOR the election of our nominees described in this proxy statement.  Please also vote FOR ratification of the Company’s independent registered public accounting firm and AGAINST the advisory vote on executive compensation.

6   See, e.g., Elisabeth Butler, “Warnaco Rallies,” New York Business.com (June 17, 2007); Michael Rudnick, “The Operator,” The Deal Magazine (April 30, 2010); Alistar Barr, “Operational Activists’ Work Pays Off,” MarketWatch (Dec. 2, 2010); Evan Clark, “Dillard’s, Penney’s See Profit Spikes,” Women’s Wear Daily (Nov. 15, 2010); Jan Alexander, “The Colaborator At the Gate,” Institutional Investor (May 2014); and Ronald Orol, “Barington’s Mitarotonda focuses on big picture,” The Daily Deal (January 27, 2014).

INFORMATION REGARDING

THE BARINGTON GROUP NOMINEES

Set forth below are the name, age, business address, present principal occupation, employment history and directorships of each of the Barington Group nominees for at least the past five years.

Name, Age and Business Address	Present Principal Occupation, Five Year Employment History and Directorships

Joseph M. Gingo, 69 22080 Reserve Estates Drive Bonita Springs, Florida 34135

Mr. Gingo has served as Chairman of the Board of A. Schulman, Inc., an international supplier of plastic compounds and resins, since 2008.  He also served as President and Chief Executive Officer of A. Schulman, Inc. from 2008 until his retirement as an executive officer on December 31, 2014.

Under Mr. Gingo’s leadership, A. Schulman has achieved numerous accomplishments.  These include, among other things, (a) its North American operations, which had been unprofitable for many years, turning to profitability in Fiscal 2010 and generating almost $40 million in operating profit in Fiscal 2014, (b) the company completing ten acquisitions and two joint ventures that have enabled the company to focus on higher margin products and establish itself as a leading international supplier of high-performance plastic compounds and resins, (c) the company’s earnings per share (EPS) growing by a 15.3% compounded annual growth rate (CAGR) from $0.87 per share in Fiscal 2007 to $2.36 per share in Fiscal 2014 and (d) the company becoming less capital intensive, with net working capital decreasing from 21% of sales in Fiscal 2007 to 12% of sales in Fiscal 2014.

Prior to working at A. Schulman, Mr. Gingo was employed at the Goodyear Tire & Rubber Company for more than 40 years, where he last served as Executive Vice President, Quality Systems and Chief Technical Officer from June 2003 through December 2007. In this role, he was responsible for Goodyear’s Research, Tire Technology and Engineering and Quality organizations. He was also responsible for new product introductions and continuous improvement activities globally and the relationship with Goodyear’s global partner Sumitomo Rubber Industries. Prior to that, he held numerous domestic and international leadership positions in Goodyear’s technical organization and business units including Asia, Aviation Products, Off-the-Road Tires, Engineered Products and Racing.

Mr. Gingo has served as a director of A. Schulman since 2000 and is a member of its Executive Committee.  He has a B.A. in Chemical Engineering from Case Institute of Technology (now Case Western Reserve University), a J.D. from the University of Akron and an MBA from the Massachusetts Institute of Technology (MIT) through its Sloan Fellowship program.

We believe that Mr. Gingo is qualified to serve as a director of the Company based on, among other things, his experiences as a chief executive officer; his extensive business experience working at industrial companies; and his significant accomplishments at A. Schulman, Inc.

Javier Perez, 58 166 Duane St., Apt. 4A New York, NY 10013

Mr. Perez, age 58, is the President of Maxwell Edison Inc, a consulting firm that he founded in July 2008.  Mr. Perez has also been an Advisor to Barington Capital Group, L.P., an investment firm, since May 2009.  From June 2010 until July 2012, Mr. Perez was an Executive in Residence at the S.C. Johnson Graduate School of Management at Cornell University.

Prior to 2008, Mr. Perez was Senior Vice President, Strategic Planning and Development, and a member of the Executive Committee at The Estee Lauder Companies (“Estee Lauder”), a manufacturer of beauty products, from July 2005 to January 2008.  Prior to joining Estee Lauder, Mr. Perez was Vice President Business Development, Business Information Group at The McGraw-Hill Companies (“McGraw-Hill”), a publisher of financial and business information, from July 2003 to June 2005.  From 1988 to March 2003, Mr. Perez was a consultant at McKinsey & Company ("McKinsey"), a management consulting firm, and was elected partner in 1994.  While at McKinsey, Mr. Perez spent more than ten years living and working in Asia, Europe and Latin America.  His consulting experience with McKinsey included developing chemical business strategies for Hoechst Celanese, Norton Chemical Process Products, Hanwha Chemical and Pequiven.  Prior to McKinsey, Mr. Perez was a Project Manager for four years at Chevron Corporation, a diversified energy company, where he managed large international engineering contracts.

Mr. Perez was a director of Gerber Scientific, Inc. ("Gerber"), a diversified manufacturing company, from June 2009 until the sale of the company in August 2011, and served as a member, and later as Chairman, of Gerber's Audit and Finance Committee.  As a director of Gerber, Mr. Perez was instrumental in establishing Gerber’s portfolio restructuring strategy.  Mr. Perez currently serves as a member of Gerber’s Shareholder Litigation Committee.  Mr. Perez earned an MBA with honors in International Business from Columbia University, an MS in Chemical Engineering from University of California, Berkeley and a BS with honors in Chemical Engineering from Northwestern University.

We believe that Mr. Perez's is qualified to serve as a director of the Company based upon, among other things, his experience in international business; his joint venture development, mergers and acquisitions, financial analysis and reporting experience; his experience as a public company director; and his expertise in corporate strategy, including business unit and chemical industry portfolio strategy.

James A. Mitarotonda, 60 Barington Capital Group, L.P. 888 Seventh Avenue, 17th Floor New York, NY 10019

Mr. Mitarotonda has been the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since November 1991.  Mr. Mitarotonda has also been the Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a value-oriented, activist investment fund.  Barington and its affiliates have extensive experience investing in industrial and specialty chemicals companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, The Eastern Company, Spartech Corporation and A. Schulman, Inc.

Mr. Mitarotonda has served as a director of A. Schulman, Inc., an international supplier of plastic compounds and resins, since October 2005, and as a director of Ebix, Inc., an international supplier of software and e-commerce services to the insurance, financial and healthcare industries, since January 2015.  He has also served as a director of The Pep Boys – Manny, Moe & Jack, an automotive aftermarket service and retail chain, since August 2006 and was the Chairman of the Board from July 2008 until June 2009.  During the past five years, Mr. Mitarotonda has also served as a director of Ameron International Corporation, a multinational manufacturer of products and materials for the chemical, industrial, energy, transportation and infrastructure markets, from March 2011 until October 2011, Griffon Corporation, a diversified manufacturing company, from November 2007 until January 2012, Gerber Scientific, Inc., an international supplier of automated manufacturing systems, from June 2010 until August 2011, and The Jones Group Inc., a global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags, from June 2013 until April 2014.   He is also a former director of Register.com, a domain name registrar, and Sielox, Inc. (and its predecessor companies Dynabazaar, Inc. and L Q Corporation, Inc.), a marketer of products for the security industry including surveillance cameras, digital video recorders and access control systems.

Mr. Mitarotonda received an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business) and a B.A. in economics from Queens College, where he is a member of the Board of Trustees.

We believe that Mr. Mitarotonda is qualified to serve as a director of the Company based on, among other things, his status as a shareholder representative; his extensive public company director experience; his financial, investment banking and corporate governance expertise; his experience as a chief executive officer; and his experience investing in industrial and specialty chemical companies.

The foregoing information has been furnished to the Barington Group by the respective Barington Group nominees, each of whom is at least 18 years of age and has consented to serve as a director of the Company if elected.  None of the entities referenced above is a parent or subsidiary of the Company.

BACKGROUND OF PROXY SOLICITATION

Members of the Barington Group began purchasing shares of OMNOVA common stock in May 2014 because we believed that the shares of the Company were substantially undervalued.  On various dates from May 15, 2014 through January 20, 2015, members of the Barington Group purchased a total of 1,042,664 shares of common stock in the open market.  The details of these purchases and sales are set forth in Annex A attached to this proxy statement.

On June 30, 2014, representatives of Barington had an introductory conference call with Kevin McMullen, OMNOVA’s Chairman and Chief Executive Officer, and Paul DeSantis, OMNOVA’s Senior Vice President and Chief Financial Officer, during which Mr. McMullen and Mr. DeSantis discussed the Company, its prospects and challenges.

On September 8, 2014, representatives of Barington had a follow-up meeting with Mr. McMullen and Mr. DeSantis in Boston, Massachusetts. During the meeting, the Barington representatives discussed, among other things, the Company’s various chemistries and the end markets that OMNOVA serves.   At this meeting, Mr. DeSantis mentioned that in the month of November 2014 the Company would be able to repurchase its Senior Notes.  The representatives of Barington recommended to him that the Company also consider using its cash balances to repurchase shares of its common stock along with redeeming a portion of its debt at that time.

On October 8, 2014, representatives of Barington had a telephonic discussion with Mr. DeSantis regarding the Company’s Third Quarter Investor Presentation, specifically the discrepancy between the segment level EBITDA figures in the presentation and the Company’s reported consolidated EBITDA.  Mr. DeSantis expressed his appreciation for Barington pointing out the discrepancy.  The Company subsequently filed an amended Form 8-K containing the corrected investor presentation on October 9, 2014.

On October 14, 2014, representatives of Barington, including James A. Mitarotonda, met with Mr. McMullen and Mr. DeSantis at the Company's newly-built, $17 million corporate headquarters in Beachwood, Ohio.  During the meeting, the representatives of the Company’s management team discussed with the Barington representatives the Company’s various business segments as well as the factors leading to Company’s significant quarterly earnings shortfall for the third quarter of 2014.

On December 2, 2014, Mr. Mitarotonda called Mr. McMullen to let him know that he was sending to him a letter setting forth Barington’s recommendations to improve the Company's profitability and share price performance.  In the letter to Mr. McMullen, dated December 3, 2014, Barington noted that the Company’s shares have dramatically underperformed its peers and the market as a whole over the past one, three, five and ten-year periods, as well as during Mr. McMullen’s entire 14-year tenure as CEO.  Barington stated in the letter that it is its belief that OMNOVA’s poor share price performance reflects the market’s dissatisfaction with the Company’s lack of strategic focus, disappointing organic growth and return on invested capital, frequent earnings shortfalls and poor executive compensation and corporate governance practices.  Barington stated in the letter that despite these issues, it is convinced that there is a clear path available to substantially improve shareholder value at OMNOVA, and would therefore like to discuss with Mr. McMullen measures that Barington is confident will enhance the Company’s profitability and share price performance.  Barington also stated it would like to share with Mr. McMullen the names of several highly-qualified individuals that Barington recommends be added to the OMNOVA Board who can assist the Company in improving long-term shareholder value.

On December 9, 2014, Barington Companies Equity Partners, L.P. sent to the Secretary of the Company a letter notifying the Company of its intention to nominate Mr. Gingo, Mr. Perez and Mr. Mitarotonda for election to the Board of Directors of OMNOVA at the Company's 2015 Annual Meeting of Shareholders.  Mr. Mitarotonda called Mr. McMullen prior to sending the letter to inform him of Barington’s intention to nominate these three directors and that he was doing so in order to preserve Barington’s rights under the Company’s Code of Regulations.

On December 10, 2014, Mr. Mitarotonda met with Mr. McMullen at OMNOVA's headquarters in Beachwood, Ohio.  During the meeting, Mr. Mitarotonda informed Mr. McMullen that he believed that the individuals that Barington had recommended to be added to the OMNOVA Board could be very helpful in assisting him improve the financial and share price performance of the Company.

As neither during the December 10, 2014 meeting, nor in the weeks afterward, did Mr. McMullen ask or offer to have the Board interview the Barington Group nominees, Barington concluded in early January 2015 that it would necessary to proceed with a proxy solicitation in order for the Barington Group nominees to obtain seats on the Board.

On January 6, 2015, Barington Companies Equity Partners, L.P. sent the Secretary of the Company a letter requesting, among other things, a copy of the Company’s shareholder lists pursuant to Section 1701.37(C) of the Ohio Revised Code and the common law of the State of Ohio.

On January 23, 2015, Mr. Mitarotonda had another meeting with Mr. McMullen and Mr. DeSantis at the Company’s headquarters in Beachwood, Ohio.  During the meeting, among other things, Mr. McMullen discussed the Company and his view of its prospects, while Mr. Mitarotonda discussed Barington’s record assisting other industrial and specialty chemical companies improve shareholder value and repeated his belief that the Barington Group nominees would add significant value to the OMNOVA Board.

INFORMATION ABOUT THE BARINGTON GROUP

We are the Barington Group, which is comprised of Barington Companies Equity Partners, L.P. and its affiliates, Hilco, Inc. and Joseph R. Gromek.  As of the date of this proxy statement, we collectively beneficially own 1,042,664 shares of common stock of Company, representing over 2.2% of the outstanding shares based upon 46,886,086 shares of common stock reported by the Company to be outstanding as of January 20, 2015 in its Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2014.

Barington Companies Equity Partners, L.P. is a Delaware limited partnership.  The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies.  The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.  Barington Companies Equity Partners, L.P. beneficially owns 786,873 shares of common stock of the Company, 100 of which are held of record.

Barington Companies Investors, LLC (“BCI”) is a Delaware limited liability company and the general partner of Barington Companies Equity Partners, L.P.  The principal business of BCI is serving as the general partner of Barington Companies Equity Partners, L.P. and as an investment advisor to certain other parties or accounts, including an account that BCI manages on behalf of MSF Partners, LLLP (“MSF”) that owns shares of common stock of the Company (the “MSF Account”).  Pursuant to the terms of its Investment Advisory Agreement with MSF, BCI is entitled to receive from MSF certain fees with respect to the MSF Account and reimbursement for certain expenses BCI may incur in connection with the execution of its investment strategy.  The address of the principal business and principal office of BCI is 888 Seventh Avenue, 17th Floor, New York, New York 10019.  As the general partner of Barington Companies Equity Partners, L.P. and the investment advisor to the MSF Account, BCI may be deemed to beneficially own the 786,873 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. and the 61,669 shares of common stock beneficially owned by the MSF Account.  James A. Mitarotonda, a United States citizen, is the managing member of BCI.  The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

BCI is a majority-owned subsidiary of Barington Capital Group, L.P.  Barington Capital Group, L.P. is a New York limited partnership.  The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies.  As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 786,873 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. and the 61,669 shares of common stock beneficially owned by the MSF Account.  The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

The general partner of Barington Capital Group, L.P. is LNA Capital Corp.  LNA Capital Corp. is a Delaware corporation.  The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P.  The address of the principal business and principal office of LNA Capital Corp. is: c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.  James Mitarotonda is the sole shareholder and director of LNA Capital Corp.  Certain information concerning the executive officers of LNA Capital Corp. is set forth below.  As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 786,873 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. and the 61,669 shares of common stock beneficially owned by the MSF Account.  As the sole shareholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 786,873 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. and the 61,669 shares of common stock beneficially owned by the MSF Account.  Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Hilco, Inc. is an Illinois corporation.  The principal business of Hilco, Inc. is acquiring, holding and disposing of investments in various companies.  The address of the principal business and principal office of Hilco, Inc. is 5 Revere Drive, Suite 206, Northbrook, Illinois 60062. Hilco, Inc. beneficially owns 107,460 shares of common stock of the Company.  Certain information concerning the executive officers of Hilco, Inc. is set forth below.  Jeffery B. Hecktman, a United States citizen, is the Chairman and Chief Executive Officer, majority shareholder and sole director of Hilco, Inc.  The principal occupation of Mr. Hecktman is serving as the Chairman and Chief Executive Officer of Hilco Trading, LLC.  The business address of Mr. Hecktman is c/o Hilco Trading, LLC, 5 Revere Drive, Suite 206, Northbrook, IL 60062.  BCI has entered into a co-investment agreement with Hilco, Inc., pursuant to which Hilco, Inc. may co-invest with BCI and its affiliates in certain investment opportunities and BCI is entitled to receive from Hilco, Inc. a fee with respect to certain profits those entities may derive from such investments (which include investments in the common stock of the Company), as well as the reimbursement of certain expenses BCI may incur in connection with the execution of its investment strategy.

Joseph R. Gromek is a United States citizen.  The principal occupation of Mr. Gromek is serving as a director of various companies.  The business address of Mr. Gromek is 1100 Park Avenue, #6A, New York, NY 10128.  Mr. Gromek beneficially owns 86,662 shares of common stock of the Company.  BCI has entered into a co-investment agreement with Joseph R. Gromek, pursuant to which he may co-invest with BCI and its affiliates in certain investment opportunities and BCI is entitled to receive from Mr. Gromek a fee with respect to certain profits he may derive from such investments (which include investments in the common stock of the Company), as well as the reimbursement of certain expenses BCI may incur in connection with the execution of its investment strategy.

Executive Officers of LNA Capital Corp.

Name and Position	Principal Occupation	Principal Business Address
James A. Mitarotonda Chairman, President, CEO and Treasurer	Chairman and Chief Executive Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, New York 10019

Jared L. Landaw Secretary	Chief Operating Officer and General Counsel of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, New York 10019

Executive Officers of Hilco, Inc.

Name and Position	Principal Occupation	Principal Business Address

Jeffrey B. Hecktman Chairman and Chief Executive Officer	Chairman and Chief Executive Officer of Hilco Trading, LLC	5 Revere Drive Suite 206 Northbrook, IL 60062

John P. Chen Treasurer and Chief Financial Officer	Chief Operating Officer of Hilco Trading, LLC	5 Revere Drive Suite 206 Northbrook, IL 60062

Eric W. Kaup Secretary	General Counsel of Hilco Trading, LLC	5 Revere Drive Suite 206 Northbrook, IL 60062

Except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group, any of the persons participating in this proxy solicitation on behalf of the Barington Group, the Barington Group nominees and, with respect to items (i), (vii) and (viii) of this paragraph, to the best knowledge of the Barington Group, any associate (within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies (vii) since the beginning of the Company’s last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $120,000, (viii) has any arrangement or understanding with respect to future employment by the Company or its affiliates (except in the capacity as a director) or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, (ix) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years or (x) has any substantial interest, direct or indirect, in the matters to be acted upon at the 2015 Annual Meeting, except the interest of each of the nominees in being nominated for election as a director.  In addition, except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group, any of the persons participating in this proxy solicitation on behalf of the Barington Group, the Barington Group nominees and, to the best knowledge of the Barington Group, any associates or immediate family members (including any person (other than a tenant or employee) sharing the same household) of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction or similar series of transactions, in which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000, since the beginning of the Company’s last fiscal year.

Except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group nominees, since the beginning of the Company’s last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company’s current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company’s or such entity’s consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company’s last full fiscal year in an aggregate amount exceeding five percent of the Company’s total consolidated assets at the end of such year.  None of the Barington Group nominees is or during the Company’s last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

Except as set forth in this proxy statement or in the annexes hereto, to the best knowledge of the Barington Group as of the date of this proxy statement, none of the Barington Group nominees nor any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934, as amended) of the Barington Group nominees with respect to item (v) of this paragraph (i) is a party to any material proceedings adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries in any material proceedings, (ii) has carried on an occupation or employment, during the last five years, with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company, (iii) has any family relationships with any director or executive officer of the Company, (iv) during the last five years, was involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such nominee to become a director of the Company or (v) has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, Item 402 of Regulation S-K.

The Barington Group has no knowledge of any facts that would prevent the determination that each of the Barington Group nominees is “independent” as defined by the New York Stock Exchange listing standards.

Additional information about the Barington Group, parties related thereto and the Barington Group nominees, including information regarding the beneficial ownership of common stock, is set forth in Annex A attached to this proxy statement.

The Barington Group has retained MacKenzie Partners, Inc. (“MacKenzie”) to act as an advisor and to provide consulting and analytic services and solicitation services in connection with this proxy solicitation.  MacKenzie is a proxy service company.  MacKenzie mails documents to shareholders, responds to shareholder questions and solicits shareholder votes for many companies.  MacKenzie does not believe that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation or that Schedule 14A requires the disclosure of certain information concerning MacKenzie.  The business address of MacKenzie is 105 Madison Avenue, New York, New York 10016.  MacKenzie has informed the Barington Group that, as of the date of this proxy statement, it does not hold any shares of the Company’s common stock for its own account or for the accounts of others.

AUDITORS

According to information we anticipate will be contained in the Company’s proxy statement, the Audit Committee of the Board of Directors of the Company will likely selected Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending November 30, 2015, subject to ratification by the shareholders at the 2015 Annual Meeting.  The Company has stated that Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended November 30, 2014.  We would anticipate that a member of Ernst & Young LLP will be present at the 2015 Annual Meeting to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Barington Group recommends that you vote for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015.  See Proposal No. 2 under “The Proposals.”

SOLICITATION OF PROXIES

The Barington Group has retained MacKenzie Partners, Inc. to act as an advisor in connection with this proxy solicitation.  In connection with its retention by the Barington Group, MacKenzie has agreed to provide consulting and analytic services and solicitation services with respect to banks, brokers, institutional investors and individual shareholders.  The Barington Group has agreed to pay MacKenzie a fee for its services estimated to be not more than $[________] and to reimburse MacKenzie for its reasonable out-of-pocket expenses.  The Barington Group has also agreed to indemnify MacKenzie against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws.  Approximately 25 employees of MacKenzie will engage in the solicitation.  Proxies may be solicited by mail, advertisement, telephone, facsimile or in person.  The nominees may make solicitations of proxies.  Solicitations may also be made by persons employed by or affiliated with the members of the Barington Group.  However, no such person will receive additional compensation for such solicitation other than MacKenzie.

Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of shares of common stock for which they hold of record and the Barington Group will reimburse them for their reasonable out-of-pocket expenses.

The expenses related directly to this proxy solicitation are expected to aggregate approximately $[_______] and will be borne by the Barington Group.  These expenses include fees and expenses for attorneys, proxy solicitors, public relations, printing, postage, filing expenses and other costs incidental to the solicitation.  Of this estimated amount, approximately $[_______] has been spent to date.  The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this proxy statement.

The purpose of the proposals in this proxy statement is to advance the interests of all the Company’s shareholders.  Therefore, the Barington Group believes that its expenses related to this proxy solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this proxy solicitation is successful.  The question of reimbursement of the expenses of the Barington Group by the Company will not be submitted to a shareholder vote.

If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

105 Madison Avenue

New York, New York 10016

Toll-Free:  (800) 322-2885

Call collect:  (212) 929-5500

Email:  proxy@mackenziepartners.com

OTHER MATTERS

This proxy solicitation is being made by the Barington Group and not on behalf of the Board of Directors or management of the Company.  The Barington Group is not aware of any other matters to be brought before the Company’s 2015 Annual Meeting, except as set forth herein.  Should other matters be brought before the 2015 Annual Meeting which the Barington Group is not aware of a reasonable time prior to the Meeting, by having signed and returned the enclosed WHITE proxy card, you will have authorized the persons named as proxies in the enclosed WHITE proxy card to vote on all such matters in their discretion.

It is anticipated that the Company’s proxy statement relating to the 2015 Annual Meeting will contain information regarding the following:

•

Securities ownership of certain beneficial owners and management of the Company;

•

The committees of the Board of Directors;

•

The meetings of the Board of Directors and all committees thereof;

•

The business background and employment biographies of the Company’s nominees for election to the Board of Directors;

•

Information regarding the Company’s leadership structure of the Board of Directors and its role in risk oversight;

•

The Compensation Discussion and Analysis section, the tabular disclosure regarding the compensation of the Company’s NEOs and the accompanying narrative disclosure;

•

The compensation and remuneration paid and payable to the Company’s directors;

•

Information regarding the Company’s policies and procedures for the review, approval, or ratification of any related party transaction;

•

Additional information regarding the services provided to the Company by Ernst & Young LLP;

•

Information regarding shareholder communications with the Company; and

•

The deadline for receipt of shareholder proposals.

The Company’s shareholders are referred to the Company’s proxy statement relating to the 2015 Annual Meeting and its other public filings in order to review this disclosure.  Upon request to our proxy solicitor, MacKenzie Partners, we will provide a copy of these disclosures without charge to each person to whom our proxy statement is delivered.  MacKenzie Partner’s contact information appears on pages [4] and [23] of this proxy statement.

The Barington Group accepts no responsibility for any information set forth in any such filings not provided by the Barington Group.

INFORMATION REGARDING THE COMPANY

The information concerning the Company contained in this proxy statement has been taken from, or is based upon, documents and records on file with the SEC and other publicly available information.  Although the Barington Group has no knowledge that any information contained in this proxy statement concerning the Company is inaccurate or incomplete, the Barington Group has not independently verified the accuracy or completeness of such publicly available information.

VOTING PROCEDURES

Who is entitled to vote?

If the Company’s stock records show that you are a shareholder as of the close of business on the record date for the 2015 Annual Meeting, you are entitled to vote the shares of common stock that you held on such date.  Even if you sell your shares after the record date for the 2015 Annual Meeting, you will retain the right to execute a proxy in connection with the 2015 Annual Meeting.  Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

All shareholders of record of the Company’s common stock at the close of business on the record date for the 2015 Annual Meeting, or their designated proxies, are authorized to attend the 2015 Annual Meeting.  If your shares are held of record by a bank, broker or other nominee, you will need to obtain a “legal proxy” form from your bank, broker or nominee if you wish to vote at the 2015 Annual Meeting.

What constitutes a quorum?  How will abstentions and broker non-votes be counted?

The holders of shares representing a majority of the Company’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2015 Annual Meeting.  Broker non-votes are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote.  Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Brokers will not have discretionary authority to vote with respect to the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and the non-binding, advisory vote on executive compensation.

What vote is required?

Assuming a quorum is present in person or by proxy at the 2015 Annual Meeting:

•

The three nominees for director receiving the greatest number of votes cast will be elected. Abstentions are not counted for purposes of election of directors.  If the number of nominees for director exceeds the number of directors to be elected, then a director nominee must receive a plurality of the votes cast by the holders of shares represented in person or by proxy at the 2015 Annual Meeting and entitled to vote on the election of directors.

•

To be ratified, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the 2015 Annual Meeting.  Abstentions have the effect of negative votes.

•

To be approved, the non-binding resolution to approve the compensation of the Company’s named executive officers must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the 2015 Annual Meeting.  Abstentions have the effect of negative votes.

How do I vote?

Voting by proxy for holders of shares registered in the name of a brokerage firm or bank.  If your shares are held by a broker, bank or other nominee (i.e., in “street name”), only your bank, broker or nominee can give a proxy with respect to your shares.  You should receive a proxy instruction form from your bank or broker which you must return in the postage-paid envelope provided in order to have your shares voted.  If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote.  Telephone and internet voting may be available, please refer to your proxy instruction form for details.  If you need assistance in dealing with your bank or broker, please call MacKenzie Partners toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

Voting by proxy for holders of shares registered directly in the name of the shareholder.  If you hold your shares in your own name as a holder of record, you may vote your shares by marking, signing, dating and mailing the WHITE proxy card in the postage-paid envelope that has been provided to you by the Barington Group.  To vote your shares in accordance with your instructions at the 2015 Annual Meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2015 Annual Meeting.

Vote in person.  If you are a registered shareholder and attend the 2015 Annual Meeting you may deliver your completed WHITE proxy card in person.  “Street name” shareholders who wish to vote at the 2015 Annual Meeting will need to obtain a “legal proxy” form from the broker, bank or other nominee that holds their shares of record and must bring that document to the meeting in order to vote in person at the 2015 Annual Meeting.  If you need assistance, please call MacKenzie Partners toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

What should I do if I receive a proxy card which is not WHITE?

If you submit a proxy to us by signing and returning the enclosed WHITE proxy card or instruction form, do NOT sign or return the proxy card or follow any voting instructions provided by the Company’s Board of Directors unless you intend to change your vote, because only your latest-dated proxy will be counted at the 2015 Annual Meeting.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•

delivering a written revocation to the Corporate Secretary of the Company or MacKenzie prior to the 2015 Annual Meeting;

•

submitting a duly executed proxy bearing a later date to the Corporate Secretary of the Company or MacKenzie; or

•

appearing in person and voting by ballot at the 2015 Annual Meeting as described above under “How do I vote? -- Vote in Person.”

Any shareholder of record as of the record date of the 2015 Annual Meeting attending the 2015 Annual Meeting in person may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the 2015 Annual Meeting will NOT constitute revocation of a previously given proxy.

If you choose to revoke a proxy by giving written notice or a later-dated proxy to the Corporate Secretary of the Company, although you are not legally obligated to do so, we would appreciate if you would assist us in seeking to represent the interests of shareholders on an informed basis by sending us a copy of your revocation or proxy or by calling MacKenzie toll-free at 1-800-322-2885 or collect at 1-212-929-5500.  Remember, your latest-dated proxy is the only one that counts.

Will other matters be voted on at the annual meeting?

We are not now aware of any matters to be presented at the 2015 Annual Meeting other than the election of directors, the ratification of the Company’s independent registered public accounting firm and the advisory vote on executive compensation.  If any other matters not described in this proxy statement are properly presented at the 2015 Annual Meeting, including matters incidental to the conduct of the 2015 Annual Meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the annual meeting, should I still submit a proxy?

Whether you plan to attend the 2015 Annual Meeting or not, we urge you to submit a proxy.  Returning the enclosed WHITE proxy card will not affect your right to attend the 2015 Annual Meeting.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the 2015 Annual Meeting, you must provide proof of your ownership of the Company’s common stock (such as a brokerage account statement or the voting instruction form provided by your broker) and a form of government-issued personal identification (such as a driver’s license or passport) for admission to the meeting. If you wish to vote at the 2015 Annual Meeting you will have to provide evidence that you owned shares of the Company’s common stock as of the record date of the 2015 Annual Meeting. If you own your shares in the name of a bank or broker, and you wish to be able to vote at the 2015 Annual Meeting, you must obtain a legal proxy, executed in your favor, from the bank or broker, indicating that you owned shares of the Company’s common stock as of the record date (please see the instructions above regarding obtaining a legal proxy).

How will my shares be voted?

If you give a proxy on the accompanying WHITE proxy card, your shares will be voted as you direct.  If you submit a proxy to us without instructions, the named proxy holders will vote your shares in favor of the election of the Barington Group nominees, in favor of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, and against the adoption of the non-binding resolution concerning compensation of the Company’s named executive officers.  Submitting a WHITE proxy card will entitle the named proxy holders to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the 2015 Annual Meeting, including matters incident to the conduct of the 2015 Annual Meeting.  Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date for the 2015 Annual Meeting by the person who submitted it.

How can I receive more information?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance voting your shares, please call MacKenzie Partners toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

Your vote is important.  No matter how many or how few shares you own, please vote to elect the Barington Group nominees by marking, signing, dating and mailing the enclosed WHITE proxy card promptly.

Dated:  ________ __, 2015

Sincerely,

Your Fellow Shareholders:

THE BARINGTON GROUP

ANNEX A

TRANSACTIONS IN COMMON STOCK BY THE BARINGTON GROUP

The following tables set forth information with respect to all purchases and sales of common stock of the Company by the Barington Group during the past two years.  Except as set forth below, to the knowledge of the Barington Group, no participant in this solicitation or Barington Group nominee has purchased or sold securities of the Company within the past two years.

TRANSACTIONS IN SECURITIES OF

OMNOVA SOLUTIONS INC.

DURING THE PAST TWO YEARS BY

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

Common Stock purchased and sold by Barington

Companies Equity Partners, L.P.

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
5/15/2014	10,000
5/16/2014	10,000
5/19/2014	20,000
5/20/2014	10,000
5/21/2014	4,207
5/22/2014	5,000
5/28/2014	8,600
5/29/2014	10,000
5/30/2014	10,000
6/3/2014	13,186
6/4/2014	34,000
6/10/2014	7,100
6/11/2014	14,400
6/12/2014	25,000
6/13/2014	16,300
6/16/2014	10,000
6/24/2014	20,000
6/25/2014	39,087
6/30/2014	700
7/8/2014	10,000
7/10/2014	10,500
7/11/2014	7,000
7/15/2014	7,000
7/16/2014	7,000
7/17/2014	7,000
7/24/2014	7,000
7/28/2014	7,000
7/29/2014	10,000
7/30/2014	7,000
7/31/2014	10,500
8/1/2014	11,896
8/12/2014	7,000
8/25/2014	4,600
9/2/2014	4,428
9/3/2014	7,000
9/5/2014	3,500
9/8/2014	10,000
9/10/2014	7,000
9/12/2014	8,000

ANNEX A – PAGE 1

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
9/15/2014	12,000
9/17/2014	7,000
9/18/2014	10,000
9/19/2014	7,000
9/23/2014	20,000
9/25/2014	16,000
9/26/2014	28,000
9/29/2014	24,000
9/30/2014	8,000
10/1/2014	1,200
10/2/2014	15,000
10/3/2014	10,000
10/6/2014	8,000
10/8/2014	8,000
10/9/2014	10,000
10/10/2014	10,000
10/15/2014	20,000
10/17/2014	10,000
10/20/2014	15,000
10/22/2014	10,000
10/23/2014	10,000
10/27/2014	10,000
11/18/2014	20,000
11/20/2014	6,667
11/21/2014	10,000
11/24/2014	6,667
11/25/2014	6,667
11/26/2014	6,667
11/28/2014	6,667
12/1/2014	6,667
12/2/2014	6,667
1/6/2015	5,000
1/7/2015	5,000
1/13/2015	5,000
1/20/2015	5,000

All purchases of common stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

ANNEX A – PAGE 2

TRANSACTIONS IN SECURITIES OF

OMNOVA SOLUTIONS INC.

DURING THE PAST TWO YEARS BY

THE MSF ACCOUNT

Common Stock purchased and sold by

the MSF Account

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
11/20/2014	6,667
11/21/2014	10,000
11/24/2014	6,667
11/25/2014	6,667
11/26/2014	6,667
11/28/2014	6,667
12/1/2014	6,667
12/2/2014	6,667
1/20/2015	5,000

ANNEX A – PAGE 3

TRANSACTIONS IN SECURITIES OF

OMNOVA SOLUTIONS INC.

DURING THE PAST TWO YEARS BY

HILCO, INC.

Common Stock purchased and sold by

Hilco, Inc.

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
6/25/2014	15,965
7/10/2014	4,500
7/11/2014	3,000
7/15/2014	3,000
7/16/2014	3,000
7/17/2014	3,000
7/24/2014	3,000
7/28/2014	3,000
7/30/2014	3,000
7/31/2014	4,500
8/1/2014	5,098
8/12/2014	3,000
9/2/2014	1,897
9/3/2014	3,000
9/5/2014	1,500
9/10/2014	3,000
9/12/2014	2,000
9/15/2014	3,000
9/17/2014	3,000
9/19/2014	3,000
9/25/2014	4,000
9/26/2014	7,000
9/29/2014	6,000
9/30/2014	2,000
10/6/2014	2,000
10/8/2014	2,000
1/6/2015	5,000
1/7/2015	5,000

ANNEX A – PAGE 4

TRANSACTIONS IN SECURITIES OF

OMNOVA SOLUTIONS INC.

DURING THE PAST TWO YEARS BY

JOSEPH R. GROMEK

Common Stock purchased and sold by

Joseph R. Gromek

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
11/20/2014	6,666
11/21/2014	10,000
11/24/2014	6,666
11/25/2014	6,666
11/26/2014	6,666
11/28/2014	6,666
12/1/2014	6,666
12/2/2014	16,666
12/15/2014	10,000
1/13/2015	5,000
1/20/2015	5,000

ANNEX A – PAGE 5

PRELIMINARY – SUBJECT TO COMPLETION WHITE PROXY CARD OMNOVA SOLUTIONS INC.
Vote on Directors
The Barington Group recommends a vote FOR the nominees		For	Withhold	For All Except	To withhold authority to vote for any individual nominee of the Barington Group mark “For All Except” and write the number or name of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS	□	□	□
Nominee
a) Joseph M. Gingo
b) Javier Perez
c) James A. Mitarotonda

Vote on Proposals

The Barington Group recommends a vote FOR the following proposal:
					For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP, as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2015				□	□	□

The Barington Group recommends a vote AGAINST the following proposal:
					For	Against	Abstain
3.	Adopt the non-binding resolution concerning the compensation of the Company’s named executive officers.				□	□	□

NOTE:

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or Guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

	Yes	No
Please indicate if you plan to attend this meeting.	□	□

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

ANNUAL MEETING
OF
OMNOVA SOLUTIONS INC.

[________], [___________] [__], 2015
[____________]
[____________]
[____________]

Your vote is very important. Please detach the proxy card below, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting: The Notice and Proxy Statement and Annual Report are available at [www.barington.com/omnova.html].

-----------------------------------------------------------------------------------------------------------------------------------------------------------

AMER02

PRELIMINARY – SUBJECT TO COMPLETION WHITE PROXY CARD
P R O X Y

OMNOVA Solutions Inc.
25435 Harvard Road
Beachwood, Ohio 44122

THIS PROXY IS SOLICITED ON BEHALF OF

THE BARINGTON GROUP

The undersigned hereby appoints James A. Mitarotonda, Jared L. Landaw and George W. Hebard, and each of them, with full power of substitution in each, as proxies to vote all the shares of OMNOVA Solutions Inc. (“Company”) Common Stock which the undersigned may be entitled to vote at the 2015 Annual Meeting of Shareholders to be held [_______] [__], 2015, and at any adjournments thereof, upon the matters stated on the reverse side, as specified, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.

(continue on reverse side)